Exhibit 99.1

Theriva™ Biologics Reports Third Quarter 2023 Operational Highlights and Financial Results

- VIRAGE, the Phase 2b clinical trial of VCN-01 in combination with chemotherapy for metastatic Pancreatic Ductal Adenocarcinoma remains on track to complete enrollment in the first half of 2024; multiple patients have received second doses of VCN-01, which continues to be well tolerated with a safety profile consistent with prior clinical trials –

- Presented survival outcomes data from the Phase 1 investigator-sponsored study evaluating VCN-01 in combination with durvalumab in patients with recurrent/metastatic squamous cell carcinoma of the head and neck at the European Society for Medical Oncology (ESMO) Congress 2023-

- Data from the Phase 1 investigator-sponsored study evaluating VCN-01 in combination with CAR-T cell immunotherapy in patients with pancreatic and serous epithelial ovarian cancer was presented at the Society for Immunotherapy of Cancer’s (SITC) 2023 Annual Meeting -

- As of September 30, 2023, Theriva Biologics reports $31.2 million in cash, which is expected to provide runway into the first quarter of 2025 -

- Conference call and webcast to be held on Monday, November 13th at 8:30 a.m. ET -

Rockville, MD, November 13, 2023 – Theriva™ Biologics (NYSE American: TOVX), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today reported financial results for the third quarter ended September 30, 2023, and provided a corporate update.

“We are encouraged by the growing clinical data that underscores the promise of our systemically administered oncolytic adenovirus and lead program, VCN-01, in key indications and combinations,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “Data from the ongoing study of VCN-01 in combination with durvalumab in patients with recurrent/metastatic squamous cell carcinoma of the head and neck (R/M HNSCC) were recently presented at the annual ESMO Congress. Results showed enhanced patient survival, which correlated with VCN-01 mediated increases in the CPS (combined positive score for PD-L1 staining), a key determinant of outcomes with anti-PD-(L)1 checkpoint inhibitor therapies. Together with data presented at this year’s SITC meeting, these data further validate the feasibility of combining VCN-01 with immunotherapies."

Mr. Shallcross continued, “We continue to advance VIRAGE, our Phase 2b trial of VCN-01 in newly-diagnosed metastatic pancreatic ductal adenocarcinoma (PDAC), with patients dosed across sites in the U.S. and Spain. We have observed a consistent safety and tolerability profile and remain on track to complete enrollment for VIRAGE in the first half of 2024. As part of our commitment to transforming therapeutic approaches for devastating cancers, we will meet with the FDA before year-end to discuss the development pathway for VCN-01 as an adjunct to chemotherapy in pediatric patients with advanced retinoblastoma. While our key area of focus is on advancing and maximizing the therapeutic potential of VCN-01, we continue to explore opportunities to bolster our pipeline with new oncolytic virus candidates from utilizing our Albumin Shield technology.”

Recent Program Highlights and Anticipated Milestones:

VCN-01:

•	Dosing is underway and enrollment continues to progress for VIRAGE, the randomized, controlled, multicenter, open-label Phase 2b trial of VCN-01 in combination with standard-of-care chemotherapy (gemcitabine/nab-paclitaxel) as a first line therapy in newly diagnosed metastatic PDAC patients. Dosing at sites across the U.S. and Spain continues and VCN-01 has been well tolerated with a safety profile consistent with prior clinical trials. The trial is expected to enroll 92 patients and remains on track to complete enrollment in H1 2024.
•	The Institut Catala d’Oncologia (ICO) presented Phase 1 data from the investigator-sponsored study evaluating VCN-01 in combination with durvalumab for patients with R/M HNSCC. Encouraging survival was observed in patients progressing to anti-PD(L)-1 agents after systemic VCN-01 in combination with durvalumab. These data were featured in a poster presentation at the ESMO Congress, held both virtually and in Madrid, Spain from October 20-24, 2023.
o	Theriva hosted a virtual KOL event featuring expert oncologist Ricard Mesia, M.D. (Institut Català d'Oncologia / Catalan Institute of Oncology). In addition to reviewing key takeaways from the ESMO poster presentation, Dr. Mesia discussed the unmet medical needs in head and neck cancer, current treatment limitations, and the therapeutic potential of VCN-01 to elicit an extended anti-tumor immune response.
•	The University of Pennsylvania presented initial data from a Phase 1 study evaluating VCN-01 in combination with mesothelin-directed lentiviral transduced human chimeric antigen receptor modified T cells (huCART-meso) in patients with pancreatic and serous epithelial ovarian cancer. Initial results highlight the feasibility of administering VCN-01 with huCART-meso cells to treat solid tumors. These data were featured in a poster presentation at the SITC Annual Meeting, held both virtually and in San Diego, November 1-5, 2023.
•	Additional anticipated milestones:
o	The Company will meet with the FDA before year-end to discuss the clinical development and potential registration pathway for VCN-01 as an adjunct to chemotherapy in pediatric patients with advanced retinoblastoma.

SYN-004 (ribaxamase):

•	Dosing is underway for the ongoing Phase 1b/2a randomized, double-blinded, placebo-controlled clinical trial of SYN-004 (ribaxamase) in allogeneic hematopoietic cell transplant (HCT) recipients for the prevention of acute graft-versus-host-disease (aGVHD). SYN-004 appeared to be well tolerated in HCT patients treated with IV meropenem and SYN-004 was not detected in blood samples from the majority of the evaluable patients. The trial is on track to complete enrollment in the second cohort in H1 2024.

Third Quarter Ended September 30, 2023 Financial Results

General and administrative expenses decreased to $212,000 for the three months ended September 30, 2023, from $2.4 million for the three months ended September 30, 2022. This decrease of 91% is primarily comprised of the decrease in the fair value of the contingent consideration of $1.6 million, along with lower salary and bonus costs, investor relations fees, audit fees, travel, and VCN administrative expenses not included in the prior year, offset by an increase in consulting fees. The charge related to stock-based compensation expense was $95,000 for the three months ended September 30, 2023, compared to $93,000 for the three months ended September 30, 2022.

Research and development expenses increased to $4.0 million for the three months ended September 30, 2023, from approximately $2.6 million for the three months ended September 30, 2022. This increase of 56% is primarily the result of higher clinical trial expenses related to our VIRAGE Phase 2 clinical trial of VCN-01 in PDAC, offset by decreased expenses related to our Phase 1b/2a clinical trial of SYN-004 (ribaxamase) in allogeneic HCT recipients, Phase 1a clinical trial of SYN-020, and decreased manufacturing expenses related to our Phase 1a clinical trial of SYN-020. We anticipate research and development expense to increase as we continue enrollment in our VIRAGE Phase 2 clinical trial of VCN-01 in PDAC and our ongoing Phase 1 clinical trial in retinoblastoma, expand GMP manufacturing activities for VCN-01, and continue supporting our VCN-11 and other preclinical and discovery initiatives. The charge related to stock-based compensation expense was $40,000 for the three months ended September 30, 2023, compared to $28,000 related to stock-based compensation expense for the three months ended September 30, 2022.

Other income was $388,000 for the three months ended September 30, 2023 compared to other income of $161,000 for the three months ended September 30, 2022. Other income for the three months ended September 30, 2023 is primarily comprised of interest income of $382,000 and an exchange gain of $6,000. Other income for the three months ended September 30, 2022 is primarily comprised of interest income of $170,000 offset by an exchange loss of $9,000.

Cash and cash equivalents totaled $31.2 million as of September 30, 2023, compared to $41.8 million as of December 31, 2022.

Conference Call

Theriva Biologics will host a conference call on Monday, November 13, 2023, at 8:30 a.m. ET to discuss its financial results for the quarter ended September 30, 2023 and provide a corporate update. Individuals may participate in the live call via telephone by dialing 1-877-451-6152 (domestic) or 1-201-389-0879 (international) and using the conference ID: 13741546. Participants are asked to dial in 15 minutes before the start of the call to register. Investors and the public can access the live and archived webcast of this call via the “News & Media” section of the company’s website, https://www.therivabio.com, under “Events” or by clicking here, up to 90 days after the call.

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company is advancing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead candidates are: (1) VCN-01, an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients; and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva Biologics' website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding VIRAGE remaining on track to complete enrollment in the first half of 2024, VCN-01 continuing to be well tolerated with a safety profile consistent with prior clinical trials, cash providing a runway into the first quarter of 2025, continuing to advance VIRAGE in newly-diagnosed metastatic PDAC with patients dosed across sites in the U.S. and Spain, the therapeutic potential of VCN-01 to elicit an extended anti-tumor immune response, plans to meet with regulatory agencies before year-end to discuss the development pathway for VCN-01 as an adjunct to chemotherapy in pediatric patients with advanced retinoblastoma, continuing to explore opportunities to bolster the Company’s pipeline with new oncolytic virus candidates from utilizing its Albumin Shield technology, the VIRAGE trial enrolling 92 patients, the SYN-004 trial being on track to complete the second cohort in H1 2024 and research and development expense increasing as the Company continues enrollment in the VIRAGE Phase 2 clinical trial of VCN-01 in PDAC and its ongoing Phase 1 clinical trial in retinoblastoma, expanding GMP manufacturing activities for VCN-01, and continuing supporting our VCN-11 and other preclinical and discovery initiatives. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s and VCN’s ability to reach clinical milestones when anticipated, including completion of enrollment in Virage in the first half of 2024 and completing the SYN-004 second cohort in the first quarter of 2024, generating clinical data that establishes VCN-01 being an adjunct to chemotherapy in pediatric patients with advanced retinoblastoma and combining with immunotherapy products to treat solid tumors, the Company’s ability to successfully combine and operate the business of the Theriva Biologics and VCN, the Company’s and VCN’s product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results; the ability to complete clinical trials on time and achieve the desired results and benefits, continuing clinical trial enrollment as expected; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to the Company’s and VCN’s ability to promote or commercialize their product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of the Company’s and VCN’s products, developments by competitors that render such products obsolete or non-competitive, the Company’s and VCN’s ability to maintain license agreements, the continued maintenance and growth of the Company’s and VCN’s patent estate, the ability to continue to remain well financed and the cash providing a runway into the first quarter of 2025, and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations:

Chris Calabrese

LifeSci Advisors, LLC

ccalabrese@lifesciadvisors.com

917-680-5608

Theriva Biologics, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands except share and par value amounts)

(Unaudited)

	September 30, 2023	December 31, 2022
Assets

Current Assets
Cash and cash equivalents	$31,160	$41,786
Tax credit receivable	1,399	—
Prepaid expenses and other current assets	2,208	3,734
Total Current Assets	34,767	45,520

Non-Current Assets
Property and equipment, net	389	345
Restricted cash	97	99
Right of use assets	1,831	1,199
In-process research and development	18,925	19,150
Goodwill	5,460	5,525
Deposits and other assets	76	23
Total Assets	$61,545	$71,861

Liabilities and Stockholders‘ Equity

Current Liabilities:
Accounts payable	$833	$915
Accrued expenses	5,590	1,496
Accrued employee benefits	1,269	1,403
Contingent consideration, current portion	—	2,973
Deferred research and development tax credit-current portion	525	—
Loans payable-current portion	65	57
Operating lease liability-current portion	461	216
Total Current Liabilities	8,743	7,060

Non-current Liabilities
Non-current contingent consideration	5,935	7,211
Non-current loans payable	150	221
Deferred tax liabilities, net	413	1,618
Non-current deferred research and development tax credit	874	—
Non-current operating lease liability	1,546	1,187
Total Liabilities	17,661	17,297

Commitments and Contingencies
Temporary Equity
Series C convertible preferred stock, $0.001 par value; 10,000,000 authorized; 275,000 issued and outstanding	2,006	2,006
Series D convertible preferred stock, $0.001 par value; 10,000,000 authorized; 100,000 issued and outstanding	728	728
Stockholders’ Equity:
Common stock, $0.001 par value; 350,000,000 shares authorized, 17,762,998 issued and 17,042,765 outstanding at September 30, 2023 and 15,844,294 issued and 15,124,061 outstanding at December 31, 2022	18	16
Additional paid-in capital	346,312	343,750
Treasury stock at cost, 720,233 shares at September 30, 2023 and at December 31, 2022	(288)	(288)
Accumulated other comprehensive loss	(1,058)	(679)
Accumulated deficit	(303,834)	(290,969)
Total Stockholders’ Equity	41,150	51,830

Total Liabilities, Temporary Equity, and Stockholders’ Equity	$61,545	$71,861

Theriva Biologics, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
Operating Costs and Expenses:
General and administrative	212	2,416	5,099	5,612
Research and development	4,006	2,570	10,115	8,652
Total Operating Costs and Expenses	4,218	4,986	15,214	14,264

Loss from Operations	(4,218)	(4,986)	(15,214)	(14,264)

Other Expense:
Exchange gain (loss)	6	(9)	7	(40)
Interest income	382	170	1,127	197
Total Other Income (Expense)	388	161	1,134	157

Net Loss Before Income Taxes	(3,830)	(4,825)	(14,080)	(14,107)
Income tax benefit	527	335	1,216	867
Net Loss Attributable to Theriva Biologics, Inc. and Subsidiaries	$(3,303)	$(4,490)	$(12,864)	$(13,240)

Effect of Warrant exercise price adjustment	—	(340)	—	(340)

Net Loss Attributable to Common Stockholders	$(3,303)	$(4,830)	$(12,864)	$(13,580)

Net Loss Per Share - Basic and Diluted	$(0.19)	$(0.30)	$(0.81)	$(0.87)

Weighted average number of shares outstanding during the period - Basic and Diluted	17,042,701	15,844,061	15,784,685	15,176,927

Net Loss	(3,303)	(4,490)	(12,864)	(13,240)
Loss on foreign currency translation	(702)	(1,527)	(379)	(2,844)
Total comprehensive loss	$(4,005)	$(6,017)	$(13,243)	$(16,084)